Exhibit 10.3

AMENDMENT
TO THE
2004 GUITAR CENTER, INC.
INCENTIVE STOCK AWARD PLAN

                Pursuant to the authority reserved to the Board of Directors (the “Board”) of Guitar Center, Inc. (the “Company”), a corporation organized under the laws of State of Delaware, under Section 11.3 of the Guitar Center, Inc. 2004 Incentive Stock Award Plan (the “Plan”), the Board hereby amends the Plan as follows.

1.             Effective as of November 2, 2006, Section 1.18 of the Plan is hereby deleted in its entirety and replaced with the following:

1.18.        “Fair Market Value” of a share of Common Stock as of a given date shall be (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the next subsequent date on which a trade occurs, or (b) if Common Stock is not traded on an exchange but is quoted on a quotation system, the mean between the closing representative bid and asked prices for the Common Stock on such date as reported by such quotation system, or if shares were not traded on such date, then on the next subsequent date on which a trade occurs, or (c) if Common Stock is not publicly traded on an exchange and not quoted on a quotation system, the Fair Market Value of a share of Common Stock as determined by the Administrator.

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Executed on November 2, 2006

GUITAR CENTER, INC.

By:

/s/ Leland P. Smith
Officer